[SUTHERLAND ASBILL & BRENNAN LLP]






         CONSENT OF SUTHERLAND ASBILL & BRENNAN LLP


We consent to the reference to our firm under the heading "Legal Matters" in the prospectus included in Post-Effective Amendment No. 6 to the Registration Statement on Form S-6 for certain individual flexible premium variable universal life insurance policies issued through Carillon Life Account of The Union Central Life Insurance Company (File No. 33-94858). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.



SUTHERLAND ASBILL & BRENNAN LLP



By:  /s/ Kimberly J. Smith
Kimberly J. Smith

Washington, D.C.
April 27, 2000